Exhibit (a)(1)

OFFER TO PURCHASE AND NOTICE OF FUNDAMENTAL CHANGE, MAKE-WHOLE FUNDAMENTAL CHANGE, AND ENTRY INTO SUPPLEMENTAL INDENTURE TO HOLDERS OF 5.00% CONVERTIBLE SENIOR NOTES DUE 2024

ISSUED BY

CAESARS HOLDINGS, INC.

(FORMERLY CAESARS ENTERTAINMENT CORPORATION)

CUSIP NUMBER: 127686 AA11

Reference is hereby made to that certain Indenture, dated as of October 6, 2017 (the “Original Indenture”), between Caesars Holdings, Inc., a Delaware corporation formerly known as Caesars Entertainment Corporation (the “Company”), and Delaware Trust Company, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 27, 2019 (the “First Supplemental Indenture”), between the Company and the Trustee and the Second Supplemental Indenture, dated as of July 20, 2020, among the Company, Eldorado Resorts, Inc., a Nevada corporation (“Parent”), and the Trustee (the “Second Supplemental Indenture,” and the Original Indenture together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), relating to the Company’s 5.00% Convertible Senior Notes due 2024 (the “Notes”). Capitalized terms used herein without definitions shall have the meanings ascribed to them in the Indenture.

Reference is further made to that certain Agreement and Plan of Merger, dated as of June 24, 2019 (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as it may be further amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Parent (“Merger Sub”).

Pursuant to the Merger Agreement, on July 20, 2020, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares of Company Common Stock owned or held in treasury by the Company, or owned by Parent, any of Parent’s subsidiaries or Merger Sub and (ii) shares of Company Common Stock held by holders of record who did not vote in favor of the adoption of the Merger Agreement (or consent thereto in writing) and who were entitled to demand, and properly demanded, appraisal of such shares pursuant to, and who complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware), was converted into the right to receive, at the stockholder’s election, either approximately $12.41 in cash (the “Cash Election Consideration”) or approximately 0.3085 shares of common stock, par value $0.00001 per share, of Parent (the “Parent Common Stock,” and the shares received, the “Stock Election Consideration”), subject to the terms and conditions set forth in the Merger Agreement. The closing of the Merger resulted in the Company Common Stock no longer being traded on the NASDAQ Stock Market after July 20, 2020 (the “Delisting”). As a result of the completion of the Merger and the Delisting, a Fundamental Change and a Make-Whole Fundamental Change occurred on July 20, 2020.

[1]

The CUSIP numbers are included herein solely for the convenience of the registered owners of the Notes. No representation is made as to the correctness or accuracy of the CUSIP numbers either as printed on the Notes or as contained in this notice.

Notice of Execution of Supplemental Indenture

Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company, Parent and the Trustee entered into the Second Supplemental Indenture providing that, following the Merger, each Holder’s right to convert each $1.00 principal amount of Notes into shares of Company Common Stock is changed into a right to convert such principal amount of Notes into the kind and amount of cash, securities or other property that a holder of Company Common Stock would have been entitled to receive upon consummation of the Merger, based on the weighted average of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made an election to receive the Cash Election Consideration or Stock Election Consideration. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration received by such holders of Company Common Stock attributable to one share of Company Common Stock consists of $8.39 in cash and 0.099924691 shares of Parent Common Stock.

Notice of Fundamental Change Purchase Right

As a result of the Fundamental Change, each holder (“Holder”) of the Notes has the right (the “Fundamental Change Purchase Right”), subject to certain conditions at the Holder’s option, to require the Company to purchase for cash all of such Holder’s Notes, or any portion of the principal thereof that equals $100 principal amount or an integral multiple of $1.00 in excess thereof, on August 19, 2020 (the “Fundamental Change Purchase Date”). The Company will purchase such Notes at a repurchase price (the “Fundamental Change Purchase Price”) equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date. The amount payable on the Notes, including accrued and unpaid interest, will be $1.019167 per $1.00 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn.

Holders may exercise their Fundamental Change Purchase Right by (i) delivering to Delaware Trust Company, as paying agent (the “Paying Agent”), a duly completed and signed Purchase Notice, in the form set forth in the Notes or any other form of written notice substantially similar thereto (the “Fundamental Change Purchase Notice”), if such Notes are in certificated form, or in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC,” and such rules and procedures, the “Applicable Procedures”), if the Notes represent beneficial interests in a Global Note, in each case, prior to 5:00 p.m., New York City time, on August 18, 2020 (the “Fundamental Change Expiration Date”) and (ii) delivering the Notes to be purchased, if the Notes are in certificated form, to the Paying Agent at any time after the delivery of the Fundamental Change Purchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or delivering the Notes by book-entry transfer, if the Notes represent beneficial interests in a Global Note, in compliance with the Applicable Procedures. The Trustee has informed the Company that, as of the date hereof, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered in compliance with the Applicable Procedures. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Purchase Notice and surrender your Notes for repurchase.

Any Holder may withdraw, in whole or in part, its submission of a Fundamental Change Purchase Notice by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. The Fundamental Change Purchase Price for any Notes that are validly surrendered and not validly withdrawn will be paid by the Paying Agent, pursuant to Section 11.05(a) of the Original Indenture. The Fundamental Change Purchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Offer to Purchase and Notice of Fundamental Change Notice, Make-Whole Fundamental Change and Entry into Supplemental Indenture (this “Notice”) and any related notice materials, as amended and supplemented from time to time.

Alternative to the Fundamental Change Purchase Right:

You May Elect to Convert Your Notes

In connection with the Make-Whole Fundamental Change, and notwithstanding the Fundamental Change Purchase Right, the Indenture provides that each Holder of the Notes has the right (the “Make-Whole Conversion Right”), subject to certain conditions, at such Holder’s option, to elect to convert its Notes into cash and shares of Parent Common Stock at the Make-Whole Conversion Rate (defined below), at any time during the period that begins on, and includes the effective date of a Fundamental Change and ends on, and includes, the second scheduled Trading Day immediately preceding the Fundamental Change Purchase Date (such period, the “Make-Whole Conversion Period”).

If a Holder elects to convert its Notes during the Make-Whole Conversion Period, the conversion rate of the Notes will be 0.140356953 units of Reference Property (the “Make-Whole Conversion Rate”), corresponding to 0.014025125 shares of Parent Common Stock and $1.177595 in cash, per $1.00 principal amount of the Notes. The Make-Whole Conversion Rate is based on a Make-Whole Applicable Increase of 0.001358628 based on a Make-Whole Effective Date of July 20, 2020 and an Applicable Price of $12.31 (each as defined in the Indenture).

If a Holder does not elect to convert its Notes in connection with the Make-Whole Fundamental Change during the Make-Whole Conversion Period, the conversion rate of the Notes will be 0.138998325 units of Reference Property (the “Conversion Rate”), corresponding to 0.013889365 shares of Parent Common Stock and $1.166196 in cash, per $1.00 principal amount of the Notes in accordance with, and subject to the adjustment pursuant to, the terms of the Indenture. Following the end of the Make-Whole Conversion Period, the conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate after August 17, 2020. See “Section 2.3—Make-Whole Conversion Rights of the Holders” below for a comparison of the amount you currently would receive if your Notes are converted during the Make-Whole Conversion Period and the amount you would receive if your Notes are purchased through exercise of the Fundamental Change Purchase Right.

The right of Holders to exercise the Make-Whole Conversion Right is separate from the Fundamental Change Purchase Right

If a Holder would like to surrender its Notes for conversion at the Make-Whole Conversion Rate, it must either (i) deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent in compliance with the Applicable Procedures, if the notes are held in book-entry, or (ii) deliver a complete and manually-signed Conversion Notice set forth in the Indenture or any other form of written notice substantially similar thereto, if the notes are held in certificated form, in each case, at any time during the Make-Whole Conversion Period. See “Section 2.3—Make-Whole Conversion Rights of the Holders” for further information on how to deliver Notes for conversion. Any Notes surrendered for conversion during the Make-Whole Conversion Period in accordance with the procedures described in this notice will be converted at the Make-Whole Conversion Rate. If a Note has been submitted for repurchase pursuant to a Fundamental Change Purchase Notice, such Note may not be converted except to the extent such Note has been withdrawn by the Holder and is no longer submitted for repurchase pursuant to a Fundamental Change Purchase Notice or unless such Fundamental Change Purchase Notice is withdrawn in accordance with the procedures described in this Notice. Notes properly surrendered for conversion may not be withdrawn.

Notwithstanding the Fundamental Change Purchase Right and the Make-Whole Conversion Right, each Holder of the Notes, subject to certain conditions, has the right to retain all such Holder’s Notes, or any portion of the principal amount thereof not surrendered for repurchase in connection with the Fundamental Change or converted during the Make-Whole Conversion Period, through October 1, 2024 (the “Maturity Date”), maintaining the right to convert such Notes and to receive interest payments on the Notes until the Notes mature, subject to the terms and conditions of the Indenture. Notwithstanding the foregoing, subject to the conditions set forth in the Indenture, the Company may elect at its option to cause all (but not less than all) of the Notes to be mandatorily converted at any time following October 6, 2020 and prior to the Maturity Date.

Based on the right to convert your Notes into $1.177595 in cash and 0.014025125 shares of Parent Common Stock per $1.00 principal amount of Notes validly surrendered during the Make-Whole Conversion Period and the last reported sales price of Parent Common Stock of $38.24 per share as of July 20, 2020, the value that you would currently receive if you validly exercised the Fundamental Change Purchase Right is substantially less than the value that you would receive if you converted your Notes during the Make-Whole Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to convert your Notes during the Make-Whole Conversion Period and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company or Parent or any of their respective boards of directors, employees, advisors, or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to repurchase their Notes or convert their Notes.

This Notice constitutes the notice of the execution of a supplemental indenture relating to a Holder’s right to convert a Note into cash and/or units of Reference Property required to be delivered pursuant to Sections 10.08(a) and (b) of the Original Indenture. This Notice also constitutes the notice of the Make-Whole Effective Date and Make-Whole Applicable Increase required to be delivered pursuant to Section 10.07(e) of the Original Indenture and a “Fundamental Change Notice” required to be delivered pursuant to Section 11.02(c) of the Original Indenture with respect to the closing of the Merger and the Delisting.

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The Paying Agent:

Delaware Trust Company

Registered & Certified Mail:	Regular Mail or Overnight Courier:	In Person by Hand Only:
Delaware Trust Company	Delaware Trust Company	Delaware Trust Company
Corporate Trust Administration	Corporate Trust Administration	Corporate Trust Administration

251 Little Falls Drive	251 Little Falls Drive	251 Little Falls Drive
Wilmington, DE 19808	Wilmington, DE 19808	Wilmington, DE 19808

Or

Phone Number:

(877) 374-6010

Email:

trust@delawaretrust.com

The Conversion Agent:

Computershare, Inc.

Registered & Certified Mail:	Regular Mail or Overnight Courier:	In Person by Hand Only:
Computershare, Inc.	Computershare, Inc	Computershare, Inc
Corp Actions Relationship Manager	Corp Actions Relationship Manager	Corp Actions Relationship Manager

480 Washington Blvd, 29th Floor	480 Washington Blvd, 29th Floor	480 Washington Blvd, 29th Floor
Jersey City, NJ 07310	Jersey City, NJ 07310	Jersey City, NJ 07310

Additional copies of this Notice may be obtained from the Paying Agent or the Conversion Agent at the addresses set forth above.

The date of this Notice is July 21, 2020.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy, or the solicitation of an offer to sell, Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company or Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right (the “Fundamental Change Purchase Right”) of each holder (“Holder”) of the 5.00% Convertible Senior Notes due 2024 (the “Notes”) to require the Company (as defined below) to purchase for cash all of such Holder’s Notes, or any portion of the principal thereof that is equal to $100 principal amount or an integral multiple of $1.00 in excess thereof, subject to the terms and conditions of the Indenture (as defined below), the Notes and this Offer to Purchase and Notice of Fundamental Change, Make-Whole Fundamental Change and Entry into Supplemental Indenture (this “Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Purchase Right fully and for a more complete description of the terms of the Fundamental Change Purchase Right, we urge you to read carefully the remainder of this Notice because the information in this summary is not complete and the remainder of this Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary. Unless stated to the contrary or unless the context otherwise requires, references to “the Company,” “we,” “our,” or “us” in this Notice include Caesars Holdings, Inc. (formerly Caesars Entertainment Corporation).

Who is offering to repurchase my Notes?

Caesars Holdings, Inc., a Delaware corporation formerly known as Caesars Entertainment Corporation (“Caesars” or the “Company”), is one of the world’s most diversified casino-entertainment providers and the most geographically diverse U.S. casino-entertainment company. Caesars is primarily a holding company with no independent operations of its own. Caesars operates the business primarily through its wholly-owned subsidiaries CEOC, LLC and Caesars Resort Collection, LLC, and following the completion of the Merger (as defined below), became a direct wholly-owned subsidiary of Caesars Entertainment, Inc., a Delaware corporation that was formerly known as Eldorado Resorts, Inc. (“Parent”), a leading casino-entertainment company that owns and operates twenty-one properties in eleven states: Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, New Jersey, and Ohio. Pursuant to the Second Supplemental Indenture, Parent has expressly assumed, jointly and severally with the Company, liability for (a) the full and punctual payment of the principal of (and premium, if any, on) and interest on, and all other amounts payable by the Company under, each Note and (b) the full and punctual payment of all other amounts payable by the Company under the Second Supplemental Indenture (including the Parent Common Stock and/or cash deliverable upon conversion of the Notes upon the exercise by a Holder of the conversion rights under the Indenture). (See Pages 18 and 26)

Why is the Company offering to repurchase my Notes?

Pursuant to the terms of the Indenture and the Notes, upon a Fundamental Change, each Holder of the Notes may require us to purchase some or all of its Notes at a purchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date (as defined below) (the “Fundamental Change Purchase Price”). Pursuant to the Agreement and Plan of Merger, dated as of June 24, 2019 (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, the “Merger Agreement”), among the Company, Parent and Colt Merger Sub, Inc., a Delaware corporation (“Merger Sub”), on July 20, 2020, Merger Sub merged with and into the Company with the Company remaining as the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”). The closing of the Merger resulted in the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) no longer being traded on the NASDAQ Stock Market (“NASDAQ”) after July 20, 2020 (the “Delisting”). As a result of each of the completion of the Merger and the Delisting, a Fundamental Change occurred on July 20, 2020, and accordingly, each Holder has the Fundamental Change Purchase Right described herein. (See Page 19)

What Notes are the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion thereof with a principal amount of $100 or an integral multiple of $1.00 in excess thereof, validly surrendered pursuant to the Fundamental Change Purchase Right, at the option of the Holder, and not validly withdrawn. As of July 17, 2020, there was $1,118,080,473.00 in aggregate principal amount of Notes outstanding. The Notes were issued under that certain indenture, dated as of October 6, 2017 (the “Original Indenture”), between the Company and Delaware Trust Company, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 27, 2019 (the “First Supplemental Indenture”), between the Company and the Trustee, and the Second Supplemental Indenture, dated as of July 20, 2020, between the Company, Parent and the Trustee (the “Second Supplemental Indenture,” and the Original Indenture together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). (See Page 20)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, the Fundamental Change Purchase Price, which is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, August 19, 2020, (the “Fundamental Change Purchase Date”). The Fundamental Change Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the value of the cash and common stock, par value $0.00001 per share, of Parent (“Parent Common Stock”) into which the Notes are convertible. The Fundamental Change Purchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Purchase Date will be paid to the Holders surrendering the Notes for repurchase on the Fundamental Change Purchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Purchase Price equal to $0.019167 per $1.00 principal amount of the Notes surrendered for repurchase. Accordingly, the amount payable on the Notes, including accrued and unpaid interest, will be $1.019167 per $1.00 principal amount of Notes validly surrendered for repurchase and not validly withdrawn. (See Page 20)

How will the Company fund repurchases of Notes if any are surrendered for repurchase pursuant to the Fundamental Change Purchase Right?

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Purchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $1,139,510,348.73. The Company expects to fund any repurchases from available cash on hand and/or funds made available by Parent. Parent and/or one or more of its subsidiaries will provide the Company with the necessary funds to fund any repurchases of Notes pursuant to the Fundamental Change Purchase Right (in lieu of the conversion right described herein) through borrowings under available credit facilities and/or cash on hand.

The repurchase of Notes, if any, pursuant to the Fundamental Change Purchase Right is not conditioned upon obtaining any financing or the funding thereof. (See Page 30)

How can I determine the market value of the Notes?

As a result of the Merger, shares of Company Common Stock are no longer being traded on NASDAQ. Accordingly, Notes are no longer convertible into shares of Company Common Stock, and instead are convertible into the weighted average of the cash and Parent Common Stock received by the holders of Company Common Stock that affirmatively made an election to receive either (i) approximately $12.41 in cash (the “Cash Election Consideration”) or (ii) approximately 0.3085 shares of Parent Common Stock (the “Stock Election Consideration”). As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $8.39 in cash and 0.099924691 shares of Parent Common Stock (the cash and Parent Common Stock, collectively, a “unit of Reference Property”). As a result, each Holder will be entitled to receive $1.177595 in cash and 0.014025125 shares of Parent Common Stock per $1.00 principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period (as defined below), and $1.166196 in cash and 0.013889365 shares of Parent Common Stock per $1.00 aggregate principal amount of Notes validly surrendered for conversion after the Make-Whole Conversion Period, in each case, subject to the terms, conditions and adjustments specified in the Indenture and the Notes.

Parent Common Stock, into which the Notes are convertible in part, are listed on NASDAQ under the symbol “CZR.” Prior to the consummation of the Merger, Parent Common Stock was listed on NASDAQ under the symbol “ERI.” On July 20, 2020, the last reported sales price of Parent Common Stock on NASDAQ was $38.24 per share. Based on the right to convert your Notes into $1.177595 in cash and 0.014025125 shares of Parent Common Stock per $1.00 aggregate principal amount of Notes validly surrendered during the Make-Whole Conversion Period and the last reported sales price of Parent Common Stock of $38.24 per share as of July 20, 2020, the value that you would currently receive if you validly exercised the Fundamental Change Purchase Right is substantially less than the value that you would receive if you converted your Notes during the Make-Whole Conversion Period.

As of July 20, 2020, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1.72866 per $1.00 principal amount. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price and implied volatility of Parent Common Stock and the market for similar Notes. You are urged to obtain current market information for the Notes, to the extent available, and Parent Common Stock before making any decision with respect to the Fundamental Change Purchase Right.

Are my Notes currently convertible?

Yes. Holders of Notes currently have the right, subject to certain conditions, at such Holder’s option, to exercise such Holder’s conversion rights under the terms, conditions and adjustments specified in the Indenture and the Notes.

In addition, as a result of the completion of the Merger and Delisting, the Holders of Notes have the right, subject to certain conditions, at such Holder’s option, to surrender the Notes for conversion at the Conversion Rate (as defined in the Indenture) increased by an amount equal to 0.001358628 additional shares of Company Common Stock (as provided in the Indenture, the “Make-Whole Applicable Increase”, and collectively, the Conversion Rate and Make-Whole Applicable Increase, the “Make-Whole Conversion Rate”) if the relevant Notice of Conversion (as defined below) is received by Computershare, Inc. as conversion agent (the “Conversion Agent”) at any time from and including July 20, 2020, the date on which the Make-Whole Fundamental Change occurred, until August 17, 2020 (such period, the “Make-Whole Conversion Period”).

If you do not exercise your Fundamental Change Purchase Right in accordance with the terms of this Notice, you will retain the conversion rights associated with your Notes. If you exercise your Fundamental Change Purchase Right by delivering a duly completed notice (the “Fundamental Change Purchase Notice”) to Delaware Trust Company as paying agent (the “Paying Agent”), you may not surrender such Notes for conversion at the Make-Whole Conversion Rate unless you validly withdraw such Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on August 18, 2020 (the “Fundamental Change Expiration Date”). If you surrender your Notes for conversion at any time, you will no longer be able to exercise the Fundamental Change Purchase Right. (See Pages 20–23)

What consideration will I receive if I convert my Notes during the Make-Whole Conversion Period or after the Make-Whole Conversion Period?

Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company, Parent and the Trustee entered into the Second Supplemental Indenture providing that, following the Merger, each $1.00 principal amount of Notes is convertible into the kind and amount of cash, securities or other property that a holder of Company Common Stock would have been entitled to receive upon consummation of the Merger, based on the weighted average, per share of Company Common Stock, of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made an election to receive the Cash Election Consideration or Stock Election Consideration.

As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $8.39 in cash and 0.099924691 shares of Parent Common Stock. As a result, you will be entitled to receive $1.177595 in cash and 0.014025125 shares of Parent Common Stock per $1.00 principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period, and $1.166196 in cash and 0.013889365 shares of Parent Common Stock per $1.00 principal amount of Notes validly surrendered for conversion and not validly withdrawn after the Make-Whole Conversion Period, in each case, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. See “Section 2.3—Conversion Rights of the Holders” below for a comparison of the amount you currently would receive if your Notes are converted during the Make-Whole Conversion Period or after the Make-Whole Conversion Period, and the amount you would receive if your Notes are purchased through exercise of the Fundamental Change Purchase Right.

Under the terms of the Indenture, the Company has the right to settle any conversions of the Notes in the form of units of Reference Property. (See Pages 20–23)

What is the relationship between the offer to repurchase and the convertibility of the Notes?

The right to exercise the Fundamental Change Purchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Purchase Right by delivering a Fundamental Change Purchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Date. If you do not exercise your Fundamental Change Purchase Right, your conversion rights will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender such Notes under the Fundamental Change Purchase Right. (See Pages 20–23)

What does the Board of Directors of the Company think of the Fundamental Change Purchase Right and the conversion rights?

The Board of Directors of the Company has not made any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Purchase Right or whether you should exercise your conversion rights. You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Purchase Right or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. The Fundamental Change Purchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Notice, are based solely on the requirements of the Indenture and the Notes. (See Page 18)

When does the Fundamental Change Purchase Right expire?

The Fundamental Change Purchase Right expires at 5:00 p.m., New York City time, on August 18, 2020, the Fundamental Change Expiration Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Purchase Right unless required by applicable law. (See Page 20)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (See Page 20)

How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Fundamental Change Purchase Right, you must (i) deliver to the Paying Agent the Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date and (ii) deliver the Notes by book-entry transfer, in each case, in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC,” and such rules and procedures, the “Applicable Procedures”).

Holders whose Notes are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Purchase Right and instruct such nominee to deliver a Fundamental Change Purchase Notice and surrender the Notes on such Holder’s behalf in compliance with the Applicable Procedures on or before 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

Holders who are DTC participants should deliver the Fundamental Change Purchase Notice and surrender their Notes to the Paying Agent electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

You bear the risk of untimely submission of the Fundamental Change Purchase Notice. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Fundamental Change Expiration Date, after which time you will not be able to exercise the Fundamental Change Purchase Right.

By delivering, or instructing your nominee to deliver, the Fundamental Change Purchase Notice to the Paying Agent in compliance with the Applicable Procedures, you agree to be bound by the terms of the Fundamental Change Purchase Right set forth in this Notice. (See Pages 27-29)

If I surrender my Notes for repurchase, when will I receive payment for my Notes?

We will accept for payment all validly surrendered Notes that have not been validly withdrawn promptly upon expiration of the Fundamental Change Purchase Right. We will promptly deposit with the Paying Agent prior to 11:00 a.m., New York City time, on August 19, 2020, the Fundamental Change Purchase Date, an amount of money sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Purchase Price, and the Paying Agent will promptly, after the later of the Fundamental Change Purchase Date and the time of the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Page 27)

Can I withdraw previously surrendered Notes?

Yes. To withdraw Notes previously surrendered for repurchase, you (or your broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. (See Pages 27–28)

If I choose to surrender any of my Notes for repurchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes, or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender Notes in a principal amount of $100 or an integral multiple of $1.00 in excess thereof. (See Page 20)

If I want to convert my Notes during the Make-Whole Conversion Period, what should I do?

If you want to convert your Notes during the Make-Whole Conversion Period, you must comply with the Applicable Procedures for converting a beneficial interest in a Global Note.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes in compliance with the Applicable Procedures prior to the end of the Make-Whole Conversion Period. (See Pages 21–22)

If I have already elected to exercise my Fundamental Change Purchase Right, can I still convert my Notes?

If you have already exercised your Fundamental Change Purchase Right by delivering a Fundamental Change Purchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. You bear the risk for untimely withdrawal of a Fundamental Change Purchase Notice. Notes properly surrendered for conversion may not be withdrawn. (See Page 21)

Do I need to do anything if I do not wish to exercise the Fundamental Change Purchase Right?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Right, we will not repurchase your Notes and such Notes will remain outstanding and will continue to be subject to the terms of the Indenture and the Notes. (See Page 25)

If I do not surrender my Notes for conversion during the Make-Whole Conversion Period, will I continue to be able to exercise my conversion rights in the future?

Yes. If you do not convert your Notes during the Make-Whole Conversion Period or do not deliver a Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Date, you will continue to have the right to convert each $1.00 principal amount of Notes into the kind and amount of cash, securities or other property that a holder of Company Common Stock would have been entitled to receive upon consummation of the Merger, based on the weighted average, per share of Company Common Stock, of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made an election to receive the Cash Election Consideration or Stock Election Consideration. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $8.39 in cash and 0.099924691 shares of Parent Common Stock. However, Holders that convert their Notes after the end of the Make-Whole Conversion Period will not be entitled to a make-whole premium in connection with such conversion, and as a result, may be entitled to a less favorable Conversion Rate and less cash and stock consideration. (See Pages 21–23)

What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of the Fundamental Change Purchase Right or cash and Parent Common Stock pursuant to exercise of the conversion rights generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Notes upon the exercise of either the Fundamental Change Purchase Right or conversion rights, see “Material U.S. Federal Income Tax Considerations.” (See Pages 32–35)

Who is the Paying Agent and the Conversion Agent?

Delaware Trust Company, the Trustee under the Indenture, is serving as the Paying Agent and Computershare, Inc. or one its affiliates is serving as Conversion Agent in connection with the Holders’ Fundamental Change Purchase Right and conversion rights. Their addresses, telephone, and fax numbers are set forth on the front cover of this Notice.

Whom can I contact if I have questions about the Fundamental Change Purchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Purchase Right or the conversion of the Notes may be directed to the Paying Agent and the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice. You should direct any other questions you may have to your own financial and tax advisors.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this Notice contain information that includes or is based on “forward-looking statements.” Forward-looking statements include the management’s judgment regarding future events. In many cases, you can identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions. Because these statements reflect current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. All statements, other than statements of historical fact, included in and incorporated by reference into this Notice regarding the Merger, the Company’s financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Notice are made as of July 21, 2020. Subsequent events or developments may cause our views to change. We do not undertake any obligation to update our forward-looking statements after the date of this document for any reason, even if new information becomes available or other events occur in the future.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to July 21, 2020. You are advised to consult any further disclosures we make on related subjects in our reports filed with the Securities and Exchange Commission (the “SEC”).

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE PURCHASE RIGHT AND CONVERSION RIGHTS

1. Information Concerning the Company and Parent.

1.1 The Company. Caesars Holdings, Inc., a Delaware corporation formerly known as Caesars Entertainment Corporation, is one of the world’s most diversified casino-entertainment providers and the most geographically diverse U.S. casino-entertainment company. Caesars is primarily a holding company with no independent operations of its own. Caesars operates the business primarily through its wholly-owned subsidiaries CEOC, LLC and Caesars Resort Collection, LLC and operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names.

Following the Merger, the Company became a direct wholly-owned subsidiary of Caesars Entertainment, Inc., formerly known as Eldorado Resorts, Inc.. The Company’s principal executive offices are located at One Caesars Palace Drive, Las Vegas, Nevada and its telephone number at that location is (702) 407-6000.

1.2 Parent. Caesars Entertainment, Inc., a Delaware corporation formerly known as Eldorado Resorts, Inc., is a leading casino-entertainment company that owns and operates twenty-one properties in eleven states: Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, New Jersey, and Ohio. Upon consummation of the Merger, Parent changed its name to Caesars Entertainment, Inc.. Parent Common Stock is listed on NASDAQ under the symbol “CZR.” Prior to the consummation of the Merger, Parent Common Stock was listed on NASDAQ under the symbol “ERI.”

For more information about Parent, please visit Parent’s website at www.caesars.com. Parent’s website address is provided as an inactive textual reference only. The information contained on Parent’s website is not incorporated into, and does not form a part of, this Notice or any other report or document on file with or furnished to the SEC.

1.3 The Merger Agreement. Pursuant to the Merger Agreement among the Company, Parent and Merger Sub, on July 20, 2020, Merger Sub merged with and into the Company with the Company remaining as the surviving entity and a wholly-owned subsidiary of Parent. At the effective time of the Merger, each share of Company Common Stock, was converted into the right to receive either the Cash Election Consideration or the Stock Election Consideration. Both the Cash Election Consideration and the Stock Election Consideration were subject to proration and adjustment procedures as set forth in the Merger Agreement. The closing of the Merger also resulted in the Company Common Stock no longer being listed on NASDAQ. As a result of the completion of the Merger and the Delisting, a Fundamental Change occurred on July 20, 2020, and accordingly, each Holder has the Fundamental Change Purchase Right described herein. In addition, as a result of the Merger and the Delisting, each Holder also has the conversion rights as described herein.

Pursuant to Section 10.08(a) of the Original Indenture, at or prior to the consummation of the Merger, the Company and the Trustee were required to execute a supplemental indenture to change each Holder’s right to convert each $1.00 principal amount of Notes into shares of Company Common Stock into a right to convert such principal amount of Notes into cash, securities or other property that a Holder of Company Common Stock would have been entitled to receive upon consummation of the Merger based on the weighted average of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made an election to receive the Cash Election Consideration or Stock Election Consideration. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $8.39 in cash and 0.099924691 shares of Parent Common Stock. As a result, Holders will be entitled to receive $1.177595 in cash and 0.014025125 shares of Parent Common Stock per $1.00 principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period, and $1.166196 in cash and 0.013889365 shares of Parent Common Stock per $1.00 principal amount of Notes validly surrendered for conversion and not validly withdrawn after the Make-Whole Conversion Period, in each case, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. For an explanation of the Make-Whole Conversion Period, see “Summary Term Sheet—“Are my Notes currently convertible?”

2. Information Concerning the Notes. On October 6, 2017, the Notes were issued under the Original Indenture. Cash interest accrues on the Notes at the rate of 5.00% per annum on the principal amount and is payable semi-annually on April 1 and October 1 of each year, to the persons who are registered holders at the Close of Business (as defined in the Indenture) on March 15 and September 15 preceding April 1 and October 1, respectively. The Notes mature on October 1, 2023. As of July 17, 2020, there was approximately $1,118,080,473.00 aggregate principal amount of the Notes outstanding.

2.1 The Company’s Obligation to Repurchase the Notes. Each of the completion of the Merger and the Delisting constitutes a Fundamental Change pursuant to the terms of the Notes and the Indenture. In the event of a Fundamental Change at any time prior to the maturity of the Notes, the Indenture obligates the Company to repurchase all Notes validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Purchase Right will expire at 5:00 p.m., New York City time, on August 18, 2020, the Fundamental Change Expiration Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Purchase Right unless required by applicable law. Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied. There are no financing conditions in connection with the Company’s obligation to consummate the Fundamental Change Purchase Right. Holders may exercise their Fundamental Change Purchase Right by (i) delivering to the Paying Agent the Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date and (ii) delivering the Notes by book-entry transfer, in each case, in compliance with the Applicable Procedures. The Trustee has informed the Company that, as of the date hereof, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered in compliance with the Applicable Procedures. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Purchase Notice and surrender your Notes for repurchase.

2.2 Fundamental Change Purchase Price. Pursuant to terms of the Indenture and the Notes, the Fundamental Change Purchase Price to be paid by the Company for the Notes on the Fundamental Change Purchase Date is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date. The Fundamental Change Purchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Purchase Date will be paid to the Holders surrendering Notes for repurchase on the Fundamental Change Purchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Purchase Price equal to $0.019167 per $1.00 principal amount of the Notes. Accordingly, the amount payable on the Notes, including accrued and unpaid interest, will be $1.019167 per $1.00 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn. We will pay the Fundamental Change Purchase Price in cash with respect to any and all Notes validly surrendered for repurchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Notes will be accepted for repurchase only in principal amounts equal to $100 or an integral multiple of $1.00 in excess thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Purchase Price to the Holder of such Notes.

The Fundamental Change Purchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or the value of the cash and Parent Common Stock into which the Notes are convertible. Thus, the Fundamental Change Purchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Purchase Date. You are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and Parent Common Stock before making a decision whether to surrender your Notes for repurchase.

None of the Company or Parent or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3 Conversion Rights of the Holders. Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company, Parent and the Trustee entered into the Second Supplemental Indenture providing that, following the Merger, each Holder’s right to convert each $100 principal amount of Notes or an integral multiple of $1.00 in excess thereof, into cash and/or shares of Company Common Stock is changed into a right to convert such principal amount of Notes into the cash and/or any such stock, securities or other property that a holder of Company Common Stock would have been entitled to receive upon consummation of the Merger, based on the weighted average of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made an election to receive the Cash Election Consideration or Stock Election Consideration. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $8.39 in cash and 0.099924691 shares of Parent Common Stock. As a result, you will be entitled to receive $1.177595 in cash and 0.014025125 shares of Parent Common Stock per $1.00 principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period, and $1.166196 in cash and 0.013889365 shares of Parent Common Stock per $1.00 principal amount of Notes validly surrendered for conversion and not validly withdrawn after the Make-Whole Conversion Period, in each case, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. For an explanation of the Make-Whole Conversion Period, see “Summary Term Sheet—“Are my Notes currently convertible?”

Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations as described above will be deemed to satisfy its obligation to pay the principal amount of Notes and any accrued and unpaid interest thereon.

If you want to convert your Notes during the Make-Whole Conversion Period, you must comply with the Applicable Procedures for converting a beneficial interest in a Global Note.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes in compliance with the Applicable Procedures prior to the end of the Make-Whole Conversion Period.

Timely delivery of the appropriate instruction form and the Notes in compliance with the Applicable Procedures is the responsibility of the surrendering Holder.

The Conversion Date will be the date on which you have satisfied all of the foregoing requirements (the “Conversion Date”). The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date.

If you exercise your Fundamental Change Purchase Right by delivering a Fundamental Change Purchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders bear the risk for untimely withdrawal of a Fundamental Change Purchase Notice.

Any Notes that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Purchase Right may surrender their Notes for conversion into the weighted average of the cash and Parent Common Stock received by the holders of Company Common Stock that affirmatively made an election to receive the Cash Election Consideration or Stock Election Consideration. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $8.39 in cash and 0.099924691 shares of Parent Common Stock. As a result, each Holder will be entitled to receive $1.177595 in cash and 0.014025125 shares of Parent Common Stock per $1.00 principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period, and $1.166196 in cash and 0.013889365 shares of Parent Common Stock per $1.00 principal amount of Notes validly surrendered for conversion and not validly withdrawn after the Make-Whole Conversion Period, in each case, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. Holders who do not convert their Notes during the Make-Whole Conversion Period or who do not deliver a Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date will continue to have the right to convert their Notes in accordance with the terms of the Indenture. However, Holders that convert their Notes after the end of the Make-Whole Conversion Period will not be entitled to a make-whole premium in connection with such conversion, and as a result, may be entitled to a less favorable Conversion Rate and less cash and stock consideration.

Computershare, Inc. is acting as Conversion Agent in connection with the conversion rights described herein. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE PURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $100.00:

•

Fundamental Change Purchase Right: If you exercise the Fundamental Change Purchase Right and the Notes are repurchased for the Fundamental Change Purchase Price, you will receive $100.00 plus a sum equal to accrued but unpaid interest on your Notes to, but excluding, the Fundamental Change Purchase Date, for a total consideration of approximately $101.92, assuming a Fundamental Change Purchase Date of August 19, 2020.

•

Conversion During the Make-Whole Conversion Period: If you exercise your conversion rights during the Make-Whole Conversion Period, you will receive approximately $117.76 in cash and 1.4025125 shares of Parent Common Stock per $100 aggregate principal amount of Notes validly surrendered for conversion. On July 20, 2020, the Parent Common Stock closed at $38.24 per share, as reported on NASDAQ. Accordingly, on that date the estimated value of the cash and Parent Common Stock that you would receive in exchange for each $100 principal amount of Notes would be approximately $171.39.

•

Conversion After the Make-Whole Conversion Period: If you exercise your conversion rights after the Make-Whole Conversion Period, you will receive approximately $116.62 in cash and 1.3889365 shares of Parent Common Stock per $100 aggregate principal amount of Notes validly surrendered for conversion. On July 20, 2020, the Parent Common Stock closed at $38.24 per share, as reported on NASDAQ. Accordingly, on that date the estimated value of the cash and Parent Common Stock that you would receive in exchange for each $100 principal amount of Notes would be approximately $169.72. Subject to the conditions set forth in the Indenture, the Company may elect at its option to cause all (but not less than all) of the Notes to be mandatorily converted at any time following October 6, 2020 and prior to the Maturity Date.

The right of Holders to convert their Notes is separate from the Fundamental Change Purchase Right. Based on the right to convert your Notes into $1.177595 in cash and 0.014025125 shares of Parent Common Stock per $1.00 principal amount of Notes validly surrendered during the Make-Whole Conversion Period and the last reported sales price of Parent Common Stock of $38.24 per share as of July 20, 2020, the value that you would currently receive if you validly exercised the Fundamental Change Purchase Right is substantially less than the value that you would receive if you converted your Notes during the Make-Whole Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company or Parent or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

2.4 Market for the Notes and Parent Common Stock. There currently is a limited or no established trading market for the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of Parent Common Stock and the market for similar Notes. Following the expiration of the Fundamental Change Purchase Right and the Make-Whole Conversion Period, the Notes that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited. We cannot assure you that any market will exist for the Notes following expiration of the Fundamental Change Purchase Right and the Make-Whole Conversion Period. Even if such a market does exist, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the repurchase or conversion of a significant amount of the Notes pursuant to the terms of this Notice would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Purchase Right and the Make-Whole Conversion Period. The extent of the public market for the Notes following expiration of the Fundamental Change Purchase Right and the Make-Whole Conversion Period will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. As of the date of this Notice, all of the Notes are held in global form through DTC. As of July 17, 2020, there was $1,118,080,473.00 aggregate principal amount of Notes outstanding. As of July 20, 2020, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1.72866 per $1.00 principal amount.

Parent Common Stock, into which the Notes are convertible in part, are listed on NASDAQ under the symbol “CZR.” The following table shows, for the periods indicated, the high and low sales prices of Parent Common Stock, as reported on NASDAQ.

	Price Per Share of Company Common Stock
	High ($)	Low ($)
Fiscal year ended December 31, 2018
First Quarter	$38.45	$29.16
Second Quarter	46.45	31.80
Third Quarter	50.00	38.20
Fourth Quarter	50.64	31.865
Fiscal year ended December 31, 2019
First Quarter	$51.05	$34.63
Second Quarter	54.99	43.04
Third Quarter	49.93	35.41
Fourth Quarter	59.92	37.95
Fiscal year ending December 31, 2020
First Quarter	$70.74	$6.02
Second Quarter	47.18	9.57
Third Quarter (through July 20, 2020)	43.27	34.67

On July 20, 2020, the last reported sales price of Parent Common Stock, as reported on NASDAQ, was $38.24 per share. As of July 20, 2020, there were 160,833,608 shares of Parent Common Stock outstanding.

We urge you to obtain current market information for the Notes, to the extent available, and Parent Common Stock before making any decision whether to exercise or refrain from exercising the Fundamental Change Purchase Right or to surrender your Notes for conversion.

2.5 Interest. The Notes that remain outstanding after consummation of the Fundamental Change Purchase Right will continue to accrue interest until October 1, 2024 (the “Maturity Date”), or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. Subject to the conditions set forth in the Indenture, the Company may elect at its option to cause all (but not less than all) of the Notes to be mandatorily converted at any time following October 6, 2020 and prior to the Maturity Date. Interest on outstanding Notes is paid semi-annually in arrears on April 1 and October 1 of each year to record Holders of the Notes as of the preceding March 15 and September 15, respectively, until the Maturity Date, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 5.00%.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Purchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Purchase Date in an amount equal to the following computation multiplied by each $1.00 of principal amount validly surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid to, but excluding, the Fundamental Change Purchase Date, divided by 360. The Company estimates that the accrued interest payable on any Notes that are validly surrendered for repurchase and not validly withdrawn will be approximately $0.019167 per $1.00 principal amount of Notes surrendered, assuming a Fundamental Change Purchase Date of August 19, 2020. Holders converting the Notes will not receive a cash payment for accrued and unpaid interest. See “Section 2.3—Conversion Rights of the Holders” above.

2.6 Fundamental Change and Repurchase Rights. If any Notes remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change not described in this Notice, on or prior to the Maturity Date at a repurchase price in cash equal to 100% of the aggregate principal amount of such Notes as of the applicable repurchase date, plus accrued and unpaid interest to, but excluding, such repurchase date, provided that if such repurchase date falls after March 15 or September 15 (each a “Record Date”), and on or prior to the corresponding April 1 and October 1 (each an “Interest Payment Date”), the Company will pay the full amount of the accrued and unpaid interest payable on such Interest Payment Date on the repurchase date to the Holders of record of the Notes as of the close of business on the applicable Record Date instead of the Holders surrendering the Notes for repurchase on such date.

2.7 Ranking. The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior indebtedness and senior to all of the Company’s subordinate debt. However, the Notes are structurally subordinate to all existing and future liabilities of the Company’s subsidiaries and will be effectively subordinate to the existing and future secured indebtedness of the Company to the extent of the value of the related collateral.

2.8 Parent as Guarantor. Pursuant to the Second Supplemental Indenture, Parent, as a guarantor, has expressly fully and unconditionally guaranteed the payment obligations of the Company under the Indenture, including (a) the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the Notes issued under the Indenture and (b) the due and punctual delivery of Parent Common Stock and/or cash upon conversion of the Notes upon the exercise by a Holder of the conversion rights under the Indenture.

3. Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase. In order to receive the Fundamental Change Purchase Price for their Notes, Holders must deliver the Fundamental Change Purchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date and deliver the Notes described in the Fundamental Change Purchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Purchase Notice.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $100 principal amount or an integral multiple of $1.00 in excess thereof. If Holders do not validly surrender their Notes before the Fundamental Change Expiration Date, those Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, each Fundamental Change Purchase Notice and the Notes described therein shall be delivered via agent’s message that is transmitted through DTC’s ATOP, and delivery via ATOP will satisfy the Holder’s Fundamental Change Purchase Right delivery requirements pursuant to the terms of the Indenture. Delivery of the Fundamental Change Purchase Notice and the Notes described therein through ATOP is the responsibility of the surrendering Holder.

If your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to surrender your Notes for repurchase on your behalf in compliance with the Applicable Procedures as set forth below on or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

If you are a DTC participant, you may elect to surrender your beneficial interest in the Notes to us by:

•

delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date; and

•

electronically transmitting your acceptance through ATOP, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Upon receipt of your acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Fundamental Change Purchase Right and that such participant has received and agrees to be bound by the terms of the Fundamental Change Purchase Right, including those set forth in Section 3.2 of this Fundamental Change Notice.

Any Fundamental Change Purchase Notice sent to DTC by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, an agreement to be bound by the terms of the Fundamental Change Purchase Right, including those set forth in “Section 3.2—Agreement to be Bound by the Terms of the Fundamental Change Purchase Right” below.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

3.2 Agreement to be Bound by the Terms of the Fundamental Change Purchase Right. By delivering, or instructing your nominee to deliver, your Fundamental Change Purchase Notice through ATOP, a Holder acknowledges and agrees as follows:

•	the Notes described in the Fundamental Change Purchase Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the Notes, the Indenture and this Notice;

•	such Holder agrees to all of the terms of this Notice;

•	such Holder has received this Notice and acknowledges that this Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change Purchase Right;

•

upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective as of the Fundamental Change Purchase Date, such Holder (i) irrevocably agrees to sell, assign and transfer to the Company all right, title and interest in and to all the Notes described in the Fundamental Change Purchase Notice, (ii) releases and discharges the Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of such Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Purchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the Indenture, the Notes and this Notice;

•

such Holder represents and warrants that such Holder (i) owns the Notes described in the Fundamental Change Purchase Notice and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes described in the Fundamental Change Purchase Notice, and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

such Holder understands that all Notes described in any Fundamental Change Purchase Notice that are validly delivered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date will be repurchased at the Fundamental Change Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Notice and any related notice materials, as amended and supplemented from time to time, and that the Fundamental Change Purchase Price is less value than what the Holders would receive upon converting their Notes during the Make-Whole Conversion Period;

•

payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Purchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

any delivered Fundamental Change Purchase Notice may only be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Purchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of any Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Purchase Notice or the surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4. Right of Withdrawal. A Fundamental Change Purchase Notice may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

In order to withdraw a previously delivered Fundamental Change Purchase Notice, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Purchase Notice and instruct such nominee to withdraw the Fundamental Change Purchase Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Purchase Right may not be converted unless the Fundamental Change Purchase Notice with respect to such Notes is first validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders bear the risk of untimely withdrawal of a Fundamental Change Purchase Notice. Notes properly surrendered for conversion may not be withdrawn.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5. Payment for Surrendered Notes; Source and Amount of Funds. The Company will promptly deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for all of the Notes to be repurchased on the Fundamental Change Repurchase Date, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC, and DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required to repurchase all of the Notes pursuant to the Fundamental Change Purchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $1,139,510,348.73, calculated as the sum of (i) $1,118,080,473.00, representing 100% of the principal amount of Notes outstanding as of July 17, 2020, plus (ii) $21,429,875.73, representing accrued and unpaid interest on such Notes up to, but excluding, the Fundamental Change Purchase Date. The Company expects to fund the repurchase of any Notes validly surrendered for repurchase and not validity withdrawn, if any, from a combination of available cash on hand and/or funds made available by Parent and/or one or more of its subsidiaries. Parent and/or one or more of its subsidiaries will provide the Company with the necessary funds to fund any repurchase of Notes pursuant to the Fundamental Change Purchase Right (in lieu of the conversion right described herein) through funds from borrowings under available credit facilities and/or cash on hand.

The repurchase of Notes, if any, pursuant to the Fundamental Change Purchase Right is not conditioned upon obtaining any financing or the funding thereof.

6. Notes Acquired. Any Notes repurchased by us pursuant to the Fundamental Change Purchase Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Following the consummation of the Merger, all of the outstanding shares of Company Common Stock are owned by Parent or its subsidiaries. In addition, the Company Common Stock ceased trading on NASDAQ following the consummation of the Merger, and the Company currently intends to file a Form 15 with the SEC to terminate the registration of the Company Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around July 30, 2020.

As disclosed by the Company in its Current Report on Form 8-K filed on July 21, 2020, in connection with the consummation of the Merger, the former members of the Company’s Board of Directors were replaced with the individuals listed on Annex A to this Notice.

Except as disclosed in this Notice, the Company and Parent currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. Interests of Directors, Executive Officers, and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•

Icahn Enterprises LP (together with its affiliates, “Icahn Enterprises”) has reported beneficial ownership of $41.2 million in aggregate principal amount of Notes. Mr. Keith Cozza, a member of the Parent’s board of directors, is an employee of Icahn Enterprises. Mr. Cozza disclaims beneficial ownership of any Notes held by Icahn Enterprises;

•

Other than Icahn Enterprises, none of the Company or Parent or any executive officer, director or affiliate of the Company or Parent or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes;

•

The Company will not repurchase any Notes from any of its officers, directors of affiliates, other than any Notes that may be tendered by such persons pursuant to the Fundamental Change Repurchase Right or converted in accordance with the terms of the Indenture; and

•	During the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the Indenture described herein.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9. Agreements Involving the Company’s Notes. Based on a reasonable inquiry by the Company, except for the Merger Agreement and as described below and in this Notice, none of the Company or Parent, or any of their respective directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Purchase Right, the Notes or any other securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Fundamental Change Purchase Right, or of any approval or other action by any government or regulatory authority or agency that may be required for the acquisition of the Notes as described in this Notice.

11. Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Purchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Purchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Purchase Price. Any decision to purchase Notes after the Fundamental Change Purchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Purchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.

12. Material U.S. Federal Income Tax Considerations.

The following is a summary of material U.S. federal income tax considerations generally applicable to the disposition of Notes pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights and, with respect to non-U.S. Holders (as defined below), the ownership and disposition of any Parent Common Stock received upon exercising the conversion rights. This discussion applies only to holders who hold Notes and Parent Common Stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based on the provisions of the Code, applicable Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder of Notes or Parent Common Stock in light of its particular circumstances, or that may apply to holders of Notes or Parent Common Stock that are subject to special treatment under the U.S. federal income tax laws (including, for example, banks or other financial institutions, mutual funds, certain expatriates or former long-term residents of the United States, dealers or brokers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, governmental agencies or instrumentalities, entities or arrangements treated as partnerships for U.S. federal income tax purposes, subchapter S corporations or other pass-through entities or investors in such partnerships, subchapter S corporations or other pass-through entities, grantor trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders subject to the alternative minimum tax, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, corporations that accumulate earnings to avoid U.S. federal income tax and holders who hold Notes or Parent Common Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction). This discussion does not address any tax consequences arising under the “Medicare” tax on net investment income, nor does it address any tax consequences arising under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained.

As used in this Notice, a “U.S. Holder” means a beneficial owner of a Note or Parent Common Stock, as applicable, that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used in this Notice, a “non-U.S. Holder” means a beneficial owner of a Note or Parent Common Stock, as applicable, that is not a U.S. Holder or a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner in a partnership holding the Notes should consult an independent tax advisor regarding the tax consequences of the receipt of cash in exchange for Notes pursuant to the exercise of the Fundamental Change Purchase Right or cash and Parent Common Stock in exchange for Notes pursuant to the exercise of the conversion rights.

This discussion assumes that the Notes are treated as debt for U.S. federal income tax purposes. This determination is not binding on the IRS. If the Notes were recharacterized as equity for U.S. federal income tax purposes, the tax consequences to a holder of exercising the Fundamental Change Purchase Right or the conversion rights could be materially different than as described below. In addition, this discussion assumes that the Notes are not subject to the rules applicable to contingent payment debt instruments. This determination is not binding on the IRS. If the IRS were to successfully assert that the Notes are subject to the rules applicable to contingent payment debt instruments, the tax consequences to a holder could be materially different than as described below. For example, any gain recognized on an exchange would be characterized as ordinary interest income rather than capital gain.

THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF NOTES. PERSONS CONSIDERING EXERCISING THEIR FUNDAMENTAL CHANGE PURCHASE RIGHT OR CONVERTING NOTES PURSUANT TO THEIR CONVERSION RIGHTS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. THE STATEMENTS OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW ARE BASED ON THE LAWS AND REGULATIONS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS NOTICE, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

Tax Considerations for U.S. Holders

Disposition of a Note. Subject to the following paragraph, a disposition of a Note by a U.S. Holder pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Subject to the discussion under “—Market Discount” and the discussion of Section 305(c) of the Code below, a U.S. Holder generally will recognize capital gain or loss upon the disposition of the Note in an amount equal to the difference between the amount of consideration received upon such disposition (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income), and the U.S. Holder’s adjusted tax basis in the Note. In the case of a disposition pursuant to a Fundamental Change Purchase Right, the consideration will equal the amount of cash received by the U.S. Holder. In the case of a conversion, the consideration received will equal the sum of the amount of cash received and the fair market value of the Parent Common Stock received (determined on the date of conversion). Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale. Non-corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Because Parent is a guarantor on the Notes, it is possible that, in the case of a conversion, the receipt of Parent Common Stock and cash in exchange for Notes could be treated, in part, as a recapitalization for U.S. federal income tax purposes if the Notes were treated as securities of Parent for U.S. federal income tax purposes. In such case, the tax consequences to a holder could be materially different from those described above. The remainder of this discussion assumes that the disposition of a Note pursuant to the exercise of conversion rights will be a fully taxable transaction.

Under Section 305(c) of the Code, it is possible that the receipt of the Make-Whole Conversion Right may have given rise to a deemed taxable distribution to the extent of Parent’s current or accumulated earnings and profits. It is also possible that the exercise of either the Fundamental Change Purchase Right or the conversion rights may give rise to such a deemed taxable distribution for exercising holders. The application of Section 305(c) of the Code to the Notes is uncertain. U.S. Holders should consult their own tax advisors regarding the application of Section 305(c) of the Code to the Notes.

Market Discount. Gain recognized by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the exercising U.S. Holder held such Note, unless the U.S. Holder has made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated principal amount of the Note exceeded the U.S. Holder’s tax basis in the Note immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue market discount using a constant-yield method for U.S. federal income tax purposes.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on, and payment of the proceeds from the disposition of, the Notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the Paying Agent and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

Disposition of a Note. Subject to the discussions under “—Accrued Interest” and “—Backup Withholding and Information Reporting” below and the discussion of Section 305(c) of the Code below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights unless (i) such gain is “effectively connected” with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. Holder’s permanent establishment in the United States), (ii) the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met or (iii) the Notes constitute a “U.S. real property interest” for purposes of the Foreign Investment in Real Property Tax Act; provided that so long as the Parent Common Stock and the Notes are “regularly traded” on established securities markets, the Notes may be treated as U.S. real property interests with respect to a particular non-U.S. Holder only if at any time during the shorter of the five-year period preceding the disposition date and such non-U.S. Holder’s holding period for the Notes, such non-U.S. Holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the total fair market value of the Notes and Parent (or possibly the Company) is or was treated as a U.S. real property holding corporation (a “USRPHC”).

Gain described in clause (i) above generally will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates. Any gain described clause (i) above of a non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A non-U.S. Holder described in clause (ii) above will be subject to tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year.

If clause (iii) above applies to a non-U.S. Holder, gain recognized by such holder will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates unless an applicable tax treaty provides otherwise. A corporation will be a USRPHC in a given taxable year if the fair market value of its “U.S. real property interests” constitutes at least 50% of the combined fair market value of its U.S. and non-U.S. real property interests and other business assets. We cannot give any assurances that Parent and the Company are not and have not been USRPHCs. However, as indicated above, so long as the Parent Common Stock and the

Notes are treated as “regularly traded” on “established securities markets” (within the meaning of applicable Treasury regulations), a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax by virtue of Parent’s or the Company’s status as a USRPHC on any gain realized from the disposition of the Notes unless such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the total fair market value of the Notes at any time during the five-year period preceding the disposition date. Parent currently expects that both the Notes and the Parent Common Stock will be considered to be “regularly traded” on established securities markets for these purposes.

Under Section 305(c) of the Code, it is possible that the receipt of the Make-Whole Conversion Right may have given rise to a deemed taxable distribution to the extent of Parent’s current or accumulated earnings and profits. It is also possible that the exercise of either the Fundamental Change Purchase Right or the conversion rights may give rise to such a deemed taxable distribution for exercising holders. The application of Section 305(c) of the Code to the Notes is uncertain. Non-U.S. Holders should consult their own tax advisors regarding the application of Section 305(c) of the Code to the Notes, including the possibility of any deemed taxable distribution being subject to U.S. federal withholding tax.

Accrued Interest. Subject to the discussion under “—Backup Withholding and Information Reporting” below, amounts paid to a non-U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights that are allocable to accrued and unpaid interest on the Notes will not be subject to U.S. federal income or withholding tax, provided that such interest is not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business and:

(i)	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii)	the non-U.S. Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership; and

(iii)	the non-U.S. Holder satisfies certain certification requirements.

Alternatively, such accrued and unpaid interest will be exempt from, or subject to a reduced rate of, U.S. federal withholding tax if (a) such non-U.S. Holder provides a properly completed IRS Form W-8BEN or Form W-8BEN-E, as applicable, claiming an exemption from or reduction in withholding under an applicable tax treaty or (b) such interest is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business and such non-U.S. Holder provides a properly completed IRS Form W-8ECI.

Any amounts attributable to accrued and unpaid interest effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates. In addition, a non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Distributions on Parent Common Stock. Any distributions of cash or other property made with respect to any Parent Common Stock received upon exercising the conversion rights will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Parent, as determined under U.S. federal income tax principles. Except as described below under “—FATCA” and “—Backup Withholding and Information Reporting,” dividends paid with respect to Parent Common Stock held by a non-U.S. Holder that are not effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (or if an applicable income tax treaty applies, are not attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). A non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by furnishing IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. If an applicable withholding agent is unable to determine to what extent, if any, a distribution is in excess of Parent’s current or accumulated earnings and profits, such withholding agent may withhold on the entire distribution.

Dividends paid with respect to Parent Common Stock that are effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (and if an applicable income tax treaty applies, are attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder. A non-U.S. Holder that is a corporation for U.S. federal income tax purposes also may be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

To the extent that a non-U.S. Holder receives distributions that exceed Parent’s current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the non-U.S. Holder’s basis in its shares of Parent Common Stock. Any such distributions in excess of the non-U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain (and the respective excess distributions as proceeds from a sale or exchange as described below).

Sale or Other Taxable Disposition of Parent Common Stock. Subject to the discussion below under “—FATCA” and “—Backup Withholding and Information Reporting,” a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized upon a sale or other taxable disposition of Parent Common Stock received upon exercising the conversion rights unless:

•

such gain is “effectively connected” with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. Holder’s permanent establishment in the United States);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition and certain other conditions are met; or

•

Parent is, or has been, a USRPHC at any time during the shorter of the five-year period preceding the sale or other taxable disposition and the period that the non-U.S. Holder held Parent Common Stock (the “Specified Testing Period”); provided that so long as Parent Common Stock are “regularly traded” on an established securities market, a non-U.S. Holder generally would be subject to taxation with respect to a sale or other taxable disposition of Parent Common Stock by virtue of Parent being a USRPHC only if at some time during the Specified Testing Period, such non-U.S. Holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the outstanding shares of Parent Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A non-U.S. Holder described in the second bullet point immediately above will be subject to tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates unless an applicable tax treaty provides otherwise. Parent can give no assurances that it is not currently a USRPHC. In addition, even if Parent is not a USRPHC at the present time, since the determination of USRPHC status in the future will be based upon the composition of Parent’s assets from time to time, there can be no assurance that Parent will not become a USRPHC in the future. However, as indicated above, so long as Parent Common Stock are treated as “regularly traded” on an established securities market (within the meaning of applicable Treasury regulations), a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax by virtue of Parent’s status as a USRPHC on any gain realized from the sale or other taxable disposition of Parent Common Stock unless such holder owns, directly or under certain constructive ownership rules of the Code, more than 5% of the outstanding shares of Parent Common Stock at some time during the Specified Testing Period. Parent currently expects that Parent Common Stock will be considered to be “regularly traded” on an established securities market for these purposes because it is currently traded on NASDAQ. If Parent were considered a USRPHC and Parent Common stock ceased to be regularly traded on an established securities market, a non-U.S. Holder (regardless of the amount of stock owned) generally would be required to file a U.S. federal income tax return and would become subject to U.S. federal income tax on any gain realized from the sale or other taxable disposition of Parent Common Stock on a net basis at generally applicable U.S. federal income tax rates unless an applicable tax treaty provides otherwise, and a 15% withholding tax would apply to the gross sale proceeds. Any amounts withheld may be refunded or credited against a non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS. The rules regarding U.S. real property interests are complex, and non-U.S. Holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

FATCA. Pursuant to Sections 1471 to 1474 of the Code and the Treasury regulations thereunder (provisions commonly known as “FATCA”), “foreign financial institutions” and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or they will be subject to U.S. federal withholding tax on certain U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). Specifically, a 30% withholding tax may be imposed on any amounts attributable to accrued but unpaid interest on the Notes and on dividends on Parent Common Stock paid to “foreign financial institutions” and other non-U.S. entities that fail to comply with specified information reporting requirements. Prior to the issuance of recently proposed Treasury regulations, withholding under FATCA also would have applied to the receipt of cash and/or Parent Common Stock in exchange for the Notes not attributable to accrued but unpaid interest and to payments of gross proceeds from the sale or other disposition of Parent Common Stock received upon exercising the conversion rights. However, the proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Holders should consult their own tax advisors on how FATCA may apply to the Notes and any shares of Parent Common Stock received upon exercising the conversion rights.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on the Notes and distributions with respect to any shares of Parent Common Stock received upon exercising the conversion rights. Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with payment of the proceeds from the disposition of the Notes or any shares of Parent Common Stock received upon exercising the conversion rights, and the non-U.S. Holder may be subject to U.S. backup withholding on payments on or with respect to such Notes or Parent Common Stock. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Treatment of Non-Exercising Holders

A Holder that does not exercise its Fundamental Change Purchase Right or conversion rights with respect to a Note generally should not incur U.S. federal income tax liability with respect to the Note as a result of not exercising such rights (even if other Notes are repurchased or converted). Holders should consult their own tax advisors as to the U.S. federal income tax consequences relating to their continued ownership of the Notes, including the possibility that the receipt of the Make-Whole Conversion Right, even if unexercised, may have given rise to a taxable deemed distribution under Section 305(c) of the Code subject to U.S. federal income and withholding tax.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE PURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

13. Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

As described in “Section 7—Plans or Proposals of the Company” above, after the consummation of the Merger, the Company Common Stock ceased trading on NASDAQ. The Company currently intends to file a Form 15 with the SEC to terminate the registration of the Company Common Stock under the Exchange Act and suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around July 30, 2020.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Purchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including this Notice and the Second Supplemental Indenture), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Notice some of the information that we file and which is filed by Parent with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below:

Company:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020;

•

the Company’s Current Reports on Form 8-K, filed on March 16, 2020, April 6, 2020, April 14, 2020, April 24, 2020, June 1, 2020, June 15, 2020, June 26, 2020, July 9, 2020, July 17, 2020 (both) and July 21, 2020 ;

•

all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date;

•	the Indenture, dated October 6, 2017, between the Company and the Trustee, filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on October 13, 2017;

•

the First Supplemental Indenture, dated November 27, 2019, between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 29, 2019; and

•

the Second Supplemental Indenture, dated July 20, 2020, between the Company, Parent and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 21, 2020.

Parent:

•	Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 28, 2020;

•	Parent’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020;

•

Parent’s Current Reports on Form 8-K, filed with the SEC on March 10, 2020, March 17, 2020, March 23, 2020, April 10, 2020, April 24, 2020, June 15, 2020, June 19, 2020, June 26, 2020, July 2, 2020 (both), July 7, 2020, July 9, 2020, July 17, 2020 (both), July 20, 2020 and July 21, 2020; and

•

all documents filed with (but not furnished to) the SEC by Parent pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

For more information about the Merger, you should review the definitive proxy statement/prospectus, filed by the Company with the SEC on October 11, 2019. A copy of the Merger Agreement is included as Annex A to such definitive proxy statement/prospectus.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

14. No Solicitations. The Company has not, directly or indirectly, employed, retained or compensated any persons to make solicitations or recommendations in connection with the Fundamental Change Purchase Right.

15. Conflicts. In the event of any conflict between this Notice, on the one hand, and the terms of the Indenture or the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or Parent or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

[SIGNATURE PAGE FOLLOWS.]

CAESARS HOLDINGS, INC.

By:	/s/ Bret Yunker
Name: Bret Yunker
Title: Chief Financial Officer

[Signature Page to 5.00% Fundamental Change Notice]

ANNEX A

INFORMATION ABOUT THE EXECUTIVE OFFICERS

AND DIRECTORS OF CAESARS HOLDINGS, INC.

The table below sets forth information about our executive officers and directors as of July 20, 2020. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Positions
Thomas R. Reeg	Chief Executive Officer and Director

Anthony L. Carano	President, Chief Operating Officer and Director

Bret D. Yunker	Chief Financial Officer and Treasurer

Edmund L. Quatmann, Jr.	Executive Vice President, Chief Legal Officer and Secretary

The business address of each executive officer and director is One Caesars Palace Drive, Las Vegas, NV 89109, and their respective business telephone number at such address is (702) 407-6000.